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                                                                    Exhibit 99.3



                       Specialty Chemical Resources, Inc.
                           SUBORDINATED DEBT ISSUANCE

Set forth below are proposed terms for the issuance of an aggregate of $1,500,000 principal amount of new subordinated notes of Specialty Chemical Resources, Inc.


                               SUBORDINATED NOTES

PRINCIPAL AMOUNT:  $1,500,000 principal amount of Subordinated Notes.

INTEREST:          12% per annum based on a 360-day year.

MATURITY DATE:     December 15, 1998

SUBORDINATION:     Subordinated to all senior bank debt on terms similar to
                   subordination under the currently outstanding subordinated notes.

TRANSFER:          Non-transferable prior to maturity date.



                             REFINANCING COMMITMENT


REFINANCE:         The Subordinated Notes will be refinanced prior the maturity date, pursuant to a pro rata rights offering to equity security holders (including convertible debt holders) with a debt instrument, or a debt-like preferred stock instrument, with detachable warrants to purchase at least 3,000,000 shares of Common Stock of Specialty Chemical for a price not greater than approximately $.50 per share.


ALLOCATION:        Each right would entitle a holder to exercise a proportionate number of otherwise unexercised rights. With respect to rights distributed to CEW Partners, Martin Trust and Edwin M.
                   Roth, 1/3 of the aggregate amount thereof distributed of CEW
                   Partners, Martin Trust and Edwin M. Roth would be exercisable by each of CEW Partners, Martin Trust and Edwin M. Roth, or their affiliates regardless of the actual number of rights actually issued to each.



                                   INVESTORS


EDWIN M. ROTH:     $500,000 principal amount of Subordinated Notes (including exchange of $150,000 of currently outstanding subordinated notes).
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CEW PARTNERS:      Same

MARTIN TRUST:      Same



The undersigned acknowledge and agree to the terms and conditions set forth above, in all events subject to appropriate definitive documentation.


SPECIALTY CHEMICAL RESOURCES, INC.



By: /s/ David F. Spink                       /s/ Martin Trust
    ------------------------------           ----------------------------------
                                             MARTIN TRUST


/s/ Edwin M. Roth
----------------------------------           CEW PARTNERS
EDWIN M. ROTH
                                             By: /s/
                                                -------------------------------
                                                        General Partner



                                                 By: /s/
                                                    ---------------------------